Exhibit 26-(h)(10)(b): Amendment dated as of October 8, 1998 to Participation Agreement by and between ReliaStar Life Insurance Company of New York (formerly ReliaStar Bankers Security Life Insurance Company) and Janus Aspen Series

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment is made as of October 8, 1998, by and among JANUS ASPEN SERIES (the "Trust") and RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK (the "Company").

BACKGROUND

A. The Trust and the Company are parties to a Fund Participation Agreement dated August 8, 1997 (the "Agreement").

B. ReliaStar Bankers Security Life Insurance Company has changed its name to ReliaStar Life Insurance Company of New York.

C. The parties wich to amend the Agreement as follows:

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree:

1. All references to the Company in Agreement shall refer to ReliaStar Life Insurance Company of New York.

2. That ARTICLE III, Representations and Warranties, 3.2. shall be deleted in its entirety and replaced with the following:.

     The Company represents and warrants that each Account (1) has been registered or, prior to any issuance or sale of the Contracts, will be registered as a unit investment trust in accordance with the provisions of the 1940 Act or, alternatively (2) has not been registered in proper reliance upon the exclusion from registration under Section 3(c)(11) of the 1940 Act.

3. The Agreement, as modified by this Amendment, is ratified and confirmed.

RELIASTER LIFE INSURANCE COMPANY OF NEW YORK	JANUS ASPEN SERIES

By: /s/ Richard R. Crowl	By: /s/ Bonnie M. Howe
Name: Richard R. Crowl	Bonnie M. Howe
Title: Sr. VP & General Counsel	Assistant Vice President